Exhibit 1.1

EXECUTION VERSION

UNDERWRITING AGREEMENT

April 17, 2012

U.S. Bancorp

800 Nicollet Mall

Minneapolis, MN 55402

Ladies and Gentlemen:

We (the “Representatives”) understand that U.S. Bancorp, a Delaware corporation (the “Company”), proposes to issue and sell to the several underwriters named in Schedule I (the “Underwriters”) an aggregate of 43,400,000 Depositary Shares (the “Firm Securities” and each a “Firm Security”), each representing 1/1,000th of a share of the Company’s Series G Non-Cumulative Perpetual Preferred Stock, $1.00 par value, with a liquidation preference of $25,000 per share (the “Preferred Stock”). In addition, the Company proposes to issue and sell to the Underwriters up to an additional 6,510,000 Depositary Shares (the “Optional Securities”) if and to the extent that the Underwriters shall have determined to exercise the right to purchase such Optional Securities granted to the Underwriters below. The Firm Securities and the Optional Securities are hereinafter collectively referred to as the “Offered Securities.” The Preferred Stock, when issued, will be deposited against delivery of Depositary Receipts (the “Depositary Receipts”), which will evidence the Depositary Shares, that are to be issued by U.S. Bank National Association (the “Depositary”) under the Deposit Agreement, to be dated April 20, 2012, among the Company, the Depositary and the holders from time to time of the Depositary Receipts issued hereunder.

Subject to the terms and conditions set forth herein and incorporated by reference herein, the Company hereby agrees to sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase, the numbers of the Firm Securities set forth opposite the name of such Underwriter at a purchase price of $24.75 per Firm Security (in the case of Firm Securities sold to institutional investors) or at a purchase price of $24.2125 per Firm Security (in the case of Firm Securities sold to retail investors), plus accrued distributions, if any (the “Purchase Price”).

In addition, the Company hereby grants the Underwriters the right to purchase, severally and not jointly, up to 6,510,000 Optional Securities at the applicable Purchase Price. The Underwriters may exercise this right in whole or from time to time in part by giving written notice not later than 30 days after the date of the Statutory Prospectus specified in Schedule II hereto (the “Prospectus”). Any exercise notice shall specify the number of Optional Securities to be purchased by the Underwriters and the date on which such shares are to be purchased. Each purchase date must be at least one business day after the written notice is given and may not be earlier than the closing date for the Firm Securities or later than ten business days after the date of such notice. Optional Securities may be purchased as provided herein solely for the purpose of covering over allotments made in connection with the offering of the Firm Securities. On each day, if any, that Optional Securities are to be purchased (an “Option Closing Date”), each

EXECUTION VERSION

Underwriter agrees, severally and not jointly, to purchase the number of Optional Securities (subject to such adjustments to eliminate fractional shares as the Underwriters may determine) that bears the same proportion to the total number of Optional Securities to be purchased on such Option Closing Date as the number of Firm Securities set forth in Schedule I hereto opposite the name of such Underwriters bears to the total number of Firm Securities.

The Offered Securities shall have the terms that are further described in the Statutory Prospectus and the term sheet specified in Schedule II hereto.

Except as otherwise provided herein, all the provisions contained in the document entitled “U.S. Bancorp Underwriting Agreement Standard Provisions (Preferred Stock, Which May Be Represented by Depositary Shares) (April 17, 2012)” (the “Standard Underwriting Agreement”) are herein incorporated by reference in their entirety and shall be deemed to be a part of this Underwriting Agreement to the same extent as if such provisions had been set forth in full herein. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Standard Underwriting Agreement.

In the event that the Underwriters exercise the option to purchase all or any portion of the Optional Securities (as described above), the obligations of the Underwriters to purchase the Optional Securities shall be subject to, and contingent upon, the satisfaction of the conditions set forth in Section V of the Standard Underwriting Agreement, except that all references therein to “Closing Date” shall instead refer to the applicable Option Closing Date.

For the purposes of this Underwriting Agreement only, the “Applicable Time” is 3:00 p.m. (Eastern time) on the date of this Underwriting Agreement.

For purposes of this Underwriting Agreement only, the term “Underwriters’ Counsel” as used in the Standard Underwriting Agreement shall mean O’Melveny & Myers LLP.

For purposes of this Underwriting Agreement only, the term “Special Tax Counsel” as used in the Standard Underwriting Agreement shall mean Squire Sanders (US) LLP.

Certificates for the Offered Securities purchased by each Underwriter shall be delivered by or on behalf of the Company to the Representatives for the account of such Underwriter, against payment by such Underwriter or on its behalf of the Purchase Price therefor in federal (same day) funds, on the “Closing Date,” which shall be 10:00 AM (New York City time) on April 20, 2012 at the offices of O’Melveny & Myers LLP, 7 Times Square, New York, New York 10036, or at such other place and time as the Representatives and the Company may agree upon in writing.

This document may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same document.

EXECUTION VERSION

Please confirm your agreement by having an authorized officer sign a copy of this Agreement in the space set forth below and returning the signed copy to us.

MORGAN STANLEY & CO. LLC
GOLDMAN, SACHS & CO.
U.S. BANCORP INVESTMENTS, INC.

Acting severally on behalf of themselves and as representatives of the several Underwriters named in Schedule I annexed hereto.

By:	MORGAN STANLEY & CO. LLC

By:	/s/ Yurij Slyz
Name: Yurij Slyz
Title: ED

By:	GOLDMAN, SACHS & CO.

By:	/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.)

By:	U.S. BANCORP INVESTMENTS, INC.

By:	/s/ Jeremy Swinson
Name: Jeremy Swinson
Title: Managing Director

Accepted by:

U.S. BANCORP

By:	/s/ Kenneth D. Nelson
Name: Kenneth D. Nelson
Title: Executive Vice President and Treasurer

EXECUTION VERSION

SCHEDULE I

Underwriters’ Commitment to Purchase Firm Securities
Morgan Stanley & Co. LLC	14,430,500
Goldman, Sachs & Co.	12,369,000
U.S. Bancorp Investments, Inc.	14,430,500
Mesirow Financial, Inc	434,000
Oppenheimer & Co. Inc	434,000
Raymond James & Associates, Inc	434,000
RBC Capital Markets, LLC.	434,000
Stifel, Nicolaus & Company, Incorporated.	434,000

Total	43,400,000

EXECUTION VERSION

SCHEDULE II

Materials other than the Statutory Prospectus that comprise the General Disclosure Package:

Final Term Sheet, dated April 17, 2012.